FORM OF
                AGREEMENT FOR TECHNOLOGY LICENSING OF FACILITIES

         This Agreement For Technology Licensing Of Facilities ("this Agreement") is made and entered into as of December 31st, 1996 by and between PC West Virginia Synthetic Fuel #1, L.L.C., a Delaware limited liability company ("Licensee"), and Covol Technologies, Inc., a Delaware corporation ("Covol"). Licensee and Covol are sometimes hereinafter referred to as, individually "Party" and, collectively "Parties".

         Whereas, Covol has represented that it has developed a proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines, and other coal derivatives.

         Whereas, Licensee proposes to enter into a form of agreement (referred to as a "Facility Agreement") between itself as Owner and with a Contractor for the construction of one (1) agglomeration facility within the United States, to have a production design capacity of approximately 500,000 tons per year (referred to as a "Facility"), the reference to production design capacity not being intended to limit the actual production capacity of each Facility.

         Now, therefore, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Covol agree as follows:

         Section 1  Definitions.

         "Coal Briquetting Technology" means the intellectual property (including patents and trademarks), inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and other scientific or technical information relating to or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines, and other similar coal derivatives, and the proprietary binder material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, in each case owned or controlled by Covol; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process developed by Covol to produce synthetic coke extrusions and briquettes from coke breeze or any technology other than technology for the processing and production of synthetic coal fuel extrusions or briquettes.

         "Commercial Use" means any usage of the Coal Briquetting Technology for
(1) commercial exploitation and (2) any other usage to which Covol grants prior written consent which consent shall not be unreasonably withheld.

         "Covol" has the meaning set forth in the preamble.

         "Contractor" has the meaning set forth in the preamble.

         "Facility" has the meaning set forth in the preamble.

         "Facility Agreement" has the meaning set forth in the preamble.

         "Improvements" has the meaning set forth in section 2.3 hereof.

         "Licensee" has the meaning set forth in the preamble.

                                     Page 1

* Confidential material has been omitted from this Exhibit and filed separately with the Securities and Exchange Commission (the "Commission").

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         "Royalty" has the meaning set forth in section 3.2 hereof.

         Section 2  License Grant.

                  2.1 General. Subject to the terms and conditions of this Agreement, Covol hereby grants to Licensee a licensee to use the Coal Briquetting Technology for Commercial Use with the Facility, including a license to make, have made, use, and sell or otherwise transfer products which embody, use, or have been developed or manufactured with the Coal Briquetting Technology. Licensee may propose the general location for additional facilities to use the Coal Briquetting Technology, and Covol will then have thirty (30) days to approve or disapprove of the general area for each such additional facility, which approval shall not unreasonably be withheld, taking into account other facilities in the area utilizing Covol's technology, any noncompetition agreements, and like factors; provided that the following sites are approved and not subject to the 30-day review of this Section 2.1: Marmet Pool, near Chesapeake, Kanawha County, WV.

                  2.2 Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Covol shall provide reasonable access to documentation, drawings, engineering specifications, operating facilities under its control, and other know-how in its possession that Licensee reasonably requires to carry out the purposes of this Agreement; reasonable access to its employees or agents who are familiar with the Coal Briquetting Technology and Improvements to the Coal Briquetting Technology, as defined in section 2.3 hereof; technical advice with regard to the Coal Briquetting Technology as is reasonably requested by Licensee; and assistance in accumulating the data, technical descriptions, test results, etc. necessary to apply for a Private Letter Ruling from the Internal Revenue Service regarding the production for the Facilities as qualifying for Section 29 tax credit. Covol shall not be obligated to provide Licensee with documentation and other forms of information Covol reasonably deems unnecessary to carry out the purposes of this Agreement.

                  2.3 Improvements. Covol may develop improvements, variations, or modifications ("Improvements") to the Coal Briquetting Technology. The term "Improvements" shall include changes that reduce production costs, improve performance, or increase marketability. Covol hereby grants to Licensee a license to utilize the Improvements made by it for Commercial Use, including to make, have made, use, and sell or otherwise transfer products that utilize any such Improvements subject to the terms of this Agreement. It is mutually understood and agreed that all Improvements provided to Licensee by Covol shall remain the sole and exclusive property of Covol.

                  2.4 Confidentiality. Licensee hereby agrees not to disclose the Coal Briquetting Technology except to its affiliates, agents, employees, directors, vendors, suppliers, contractors or representatives that have a need to know about the Coal Briquetting Technology in connection with the operation and maintenance of the Facility and the sale of coal briquettes or extrusions produced by the Facility.

         Section 3  License Fees and Royalty.

                  3.1 License Fees. Licensee shall pay a one time advance license fee equal to * per ton for each ton of annual production capacity. Payment of the advance license fee described in this Section 3.1 shall be due and payable at the commencement of actual on-site construction of the Facility.

                  3.2 Royalty Amount. On or before the 15th of the month following the end of each fiscal quarter, Licensee shall pay to Covol royalty payments ("Royalty") in an amount equal to the product of (i) * multiplied by
(ii) the total MM Btu of the extrusions and briquettes produced from the Facility and sold by Licensee during the immediately preceding quarter that qualify for the Section 29 tax credit. If unpaid by the date due, the Royalty shall accrue simple interest at the rate of one (1) percent per month. Beginning on January 1, 1997 and each year thereafter, the Royalty shall be adjusted by the increase or decrease in the dollar amount of the inflation adjustment as provided in Section 29 of the Internal Revenue Code.

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* Confidential  material has been omitted from this Exhibit and filed separately with the Commission.

         Section 4  Sales of Binder.

                  4.1 Sale and Purchase. Upon the request of Licensee, from time-to-time, Covol shall sell to Licensee a sufficient quantity of proprietary binder material manufactured by Covol as is required to operate the Facility. The binder material shall conform in quality to the binder described in Covol's
Section 29 tax credit Private Letter Ruling dated September 6, 1995, subject to any improvement in the binder material that still satisfies the Section 29 tax credit qualification requirements. Covol shall deliver the proprietary binder material to the Facility, at such times and in such amounts as reasonably requested by Licensee. Payments for proprietary binder material delivered by Covol during any calender month shall be due and payable to Covol on or before the 15th of the immediately succeeding month. If unpaid by the due date, the payment shall accrue simple interest at the rate of one (1) percent per month.

                  4.2 Price. The price which Licensee shall pay for the proprietary binder material delivered by Covol during any calender year shall be an amount equal to (i) Covol's direct and actual costs (direct material and labor costs and a percentage of the total overhead costs of Covol reasonably reflecting the ratio of the administrative costs incurred in connection with the manufacture and sale of the proprietary binder material to the total overhead costs of Covol) reasonably incurred to manufacture the proprietary binder material plus (ii) * of the amount determined pursuant to *.

                  4.3 Licensee Production of Binder. If Covol's ability to deliver the proprietary binder material to Licensee is interrupted for at least twenty days or terminated, Covol hereby grants to Licensee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use Covol's technology to manufacture the proprietary binder material in sufficient quantities to operate the Facility up to full capacity for the purposes of this Agreement; provided however, that the license granted to Licensee under this section 4.3 shall cease and sales of the proprietary binder material shall be reinstated at any time after Covol is able to deliver the proprietary binder material in accordance with section 4. Covol will deliver to a safety deposit box owned jointly by Covol and Licensee at the Bank of American Fork, Main Branch, a written copy of the formula used by Covol to manufacture the proprietary binder material. Except to the extent required by law, Licensee covenants to hold the formula delivered to it by Covol pursuant to the preceding sentence strictly confidential, and not to study, utilize, remove, or access the formula except in accordance with the license granted to Licensee pursuant to this section 4.3.

         Section 5 Records; Inspection; Confidentiality. Each Party shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the Parties under this Agreement, and shall permit the other Party or an independent accounting firm designated by the other Party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a Party in connection with such inspection shall be borne by it. Except to the extent required by law, each Party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this section 5.

         Section 6 Development and Construction of Facilities.

                  6.1 Assistance from Covol. Upon the reasonable request of Licensee, Covol agrees to provide assistance from time to time in the development and construction of the Facility.

                  6.2 Reimbursement of Expenses. Licensee shall reimburse the travel and other similar out-of-pocket expenses of Covol in performing services requested under section 6.1 hereof; provided, however, that Covol shall obtain the prior written approval of Licensee for any expenditures in excess of $5,000.

         Section 7  Representations and Warranties.

* Confidential material has been omitted from this Exhibit and filed separately with the Commission.

                  7.1 Authority. Each of Covol and Licensee represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly authorized on its behalf by all requested action, corporate or otherwise,
(ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  7.2 No Consent. Each of Covol and Licensee represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  7.3 Intellectual Property Matters.  Covol warrants that it (i)
owns intellectual property, inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms, and other scientific or technical information relating to or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines, and other similar coal derivatives, and, the proprietary binder material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, as defined in section 1 hereof, and (ii) has the right and power to grant to Licensee the licenses granted herein. *.

                  7.4 Indemnification. Each Party agrees and shall indemnify, defend and hold harmless the other Party, its members, officers, agents, successors and permitted assigns from and against all claims, disputes, losses, damages, liabilities, costs and expenses (including attorneys' fees) of any kind arising from any claims or other actions relating to a breach by the first Party of its representations and warranties made in this Agreement.

         Section 8 Term. This Agreement and the license granted hereunder shall be for the primary term from the date first above written to and including January 1, 2008, or the corresponding date under Section 29 of the Internal Revenue Code, as amended, in the event of an extension of the tax credits available under Section 29 of the Internal Revenue Code, as amended, whichever is later. Licensee shall have the right to renew this Agreement upon terms that the Parties may later agree.

         Section 9 Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 10 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 11 Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall

* Confidential material has been omitted from this Exhibit and filed separately with the Commission.

be deemed delivered five days after mailing, property addressed. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following address:

                  Covol:            Covol Technologies, Inc.
                                    3280 North Frontage Road
                                    Lehi, Utah 84084
                                    Telephone:  (801) 768-4481
                                    Telecopier:  (801) 768-4483
                                    Attn.:  Mr. Brent M. Cook

         With a copy to:            Ballard Spahr Andrews & Ingersoll
                                    201 South Main Street, Suite 1200
                                    Salt Lake City, Utah 84111-2215
                                    Telephone:  (801) 531-3000
                                    Telecopier:  (801) 531-3001
                                    Attn.:  Mr. William Marsh

          Licensee:                 PC West Virginia Synthetic Fuel #1, L.L.C.
                                    4401 Fair Lakes Court
                                    Suite 400
                                    Fairfax, VA  22033
                                    Telephone:  (703) 818-9100
                                    Telecopier:  (703) 818-9108
                                    Attn.:  Mr. James R. Treptow

         Section 12 Assignment. This Agreement may be assigned by Covol to any of its wholly-owned subsidiaries and by Licensee to any affiliate(s) owning a Facility; otherwise, this Agreement may not be assigned by either Party without the other Party's prior written consent, which consent shall not be unreasonably withheld.

         Section 13 Further Assurances. Each Party agrees, at the request of the other Party, at any time and from time to time, to execute and deliver all such further documents, and to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to carry out the provisions of this Agreement.

         Section 14 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the Parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the Parties.

         Section 15   Governing  Law.  This  Agreement  shall  be  governed   in
accordance with the laws of the State of Utah.

         Section 16 Counterparts. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives the day and year first above written.

                                   COVOL TECHNOLOGIES, INC.



                                   By:  /s/ Brent M. Cook
                                      -----------------------
                                   Name:  Brent M. Cook
                                   Title:  President



                                   PC  WEST VIRGINIA SYNTHETIC FUEL #1, L.L.C.
                                   by C.C. PACE CAPITAL, L.L.C.,
                                   one of its members



                                   By:  /s/  James R. Treptow
                                      --------------------------
                                   Name:  James R. Treptow
                                   Title:  Managing Director